EXHIBIT 11
                       CENTURY TELEPHONE ENTERPRISES, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                                            Three months
                                                           ended March 31,
-----------------------------------------------------------------------------
                                                         1998           1997
-----------------------------------------------------------------------------
                                                        (Dollars, except per
                                                         share amounts, and
                                                        shares in thousands)

Net income                                           $   57,694        33,135
Dividends applicable to preferred stock                    (102)         (128)
-----------------------------------------------------------------------------

Net income applicable to common stock                    57,592        33,007
Dividends applicable to preferred stock                     102           128
Interest on convertible securities, net of taxes             93           120
-----------------------------------------------------------------------------

Net income as adjusted for purposes of computing
 diluted earnings per share                          $   57,787        33,255
=============================================================================

Weighted average number of shares:
     Outstanding during period                           91,362        89,990
     Employee Stock Ownership Plan shares not
      committed to be released                             (401)         (464)
-----------------------------------------------------------------------------

Number of shares for computing basic
 earnings per share                                      90,961        89,526

Incremental common shares attributable to
 dilutive securities:
     Conversion of convertible securities                   849         1,204
     Shares issuable under stock option plan              1,107           325
-----------------------------------------------------------------------------
Number of shares as adjusted for purposes of
 computing diluted earnings per share                    92,917        91,055
=============================================================================

Basic earnings per share                             $      .63           .37
=============================================================================

Diluted earnings per share                           $      .62           .37
=============================================================================